Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Orchid Island Capital, Inc.

Vero Beach, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2013, relating to the financial statements of Orchid Island Capital, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

Certified Public Accountants

West Palm Beach, Florida

March 29, 2013